China Housing & Land Development, Inc.

6 Youyi Dong Lu, Han Yuan 4 Lou • Xi’an Shaanxi • P.R. China 710054 • www.chldinc.com
News release about brisk JunJing II sales in 1Q2009, April 1, 2009, page 1

FOR IMMEDIATE RELEASE

China Housing & Land Development Reports Brisk Sales During the First Quarter 2009

Xi’an, China – April 1, 2009 – China Housing & Land Development, Inc., (China Housing, NASDAQ: CHLN), today reported that its current housing project under construction, JunJing II, has achieved good pre-sales results during first quarter 2009. Total pre-sales contract revenue is over RMB 100,000,000 (over US$ 14.5 million). This is significant increase over the same period last year or the last quarter 2008.

More than 95 percent of the offered apartments in Building 1 of JunJing II have been pre-sold within the first three weeks since the apartments were first offered for sale on February 28. During the three week period ended March 20 more than 50 units were pre-sold for a total contract amount of about $6.0 million (RMB 41 million). The total area pre-sold was more than 9,650 square meters, at an average price of about RMB 4,240 per square meter.

Pre-sales for apartments in Building 21 of JunJing II started on March 21. More than 80 percent of Building 21’s apartments have been pre-sold in the first week, at an average price of more than RMB 4,350 per square meter. The total purchase contract amount during that first week for Building 21 exceeded $3.1 million (about RMB 21 million) on volume of more than 4,800 square meters.

Mr. Xiaohong Feng, Chief Executive Officer of China Housing & Land Development, Inc., said, “Our operations and pre-sales are doing well in the first quarter 2009 and so is the Xi’an housing market. Residential sales volume in the Xi’an market in the January-February period totaled 902,600 square meters, up 6.0 percent compared with the same two-month period in 2008. The average pre-sales price in Xi’an’s residential market exceeded RMB 4,400 per square meter, up 4.8 percent over the average price in the same January-February period last year.”

Mr. Pingji Lu, the Chairman of China Housing & Land Development, Inc., said, “We believe in the long-term strength of the Xi’an economy and in the city’s real estate market, since our growth factors remain unchanged and since our industries include aerospace, computer systems and software, often defense related, military work, pharmaceutical production, tourism, and a very large university sector. Greater Xi’an should benefit from China’s 4 trillion RMB stimulation program announced in November 2008, as well as from the government’s additional 10 industry stimulation announced in February 2009.”

“The strength of the Xi’an market and our pre-sales activity during the first quarter of 2009 gives us encouragement that the first stages of the stimulation efforts may be starting to have the desired effect and that gradual economic and real estate market improvements might continue.”

China Housing & Land Development, Inc.

6 Youyi Dong Lu, Han Yuan 4 Lou • Xi’an Shaanxi • P.R. China 710054 • www.chldinc.com
News release about brisk JunJing II sales in 1Q2009, April 1, 2009, page 2

About China Housing & Land Development, Inc.

Based in Xi'an, the capital city of China’s Shaanxi province, China Housing & Land Development, Inc., is a leading developer of residential and commercial properties in northwest China. China Housing has been engaged in land acquisition, development, and management, including the sales of residential and commercial real estate properties through its subsidiaries in China, since 1992.

China Housing & Land Development is the first and only Chinese real estate development company traded on NASDAQ.

Safe Harbor

This news release may contain forward-looking information about China Housing & Land Development, Inc., which is covered under the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as believe, expect, may, will, should, project, plan, seek, intend, or anticipate or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Housing & Land Development's future performance, operations, and products.

Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual performance results may vary significantly from expectations and projections. Further information regarding this and other risk factors are contained in China Housing & Land Development, Inc.'s public filings with the U.S. Securities and Exchange Commission. All information provided in this news release is current as of the date of the release, and the Company does not assume any obligation to update any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

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China Housing & Land Development news releases, project information, photographs, and more are available on the internet at http://www.chldinc.com.

China Housing contacts for investors and media

Jing Lu, Chief Operating Officer & Board Secretary
+86  29.8258.2632 in Xi’an ▪ jinglu@chldinc.com

William Xin, Chief Financial Officer
+86  150.9175.2090 in Xi’an
+1  917.371.9827 in San Francisco ▪ william.xin@chldinc.com

Tom Myers, Christensen
+86  139.1141.3520 in Beijing ▪ tmyers@christensenir.com

Kathy Li, Christensen
+1  212.618.1978 in New York ▪ kli@christensenir.com